Exhibit 4.5

BHP Group Limited

Global Employee Share Plan

BHP Group Limited

ACN 004 028 077

As approved by shareholders at the AGMs on 26 October

2006 and 29 November 2006, with amendments as approved

by the Remuneration Committee Chair on 22 March 2013 and

the Board on 13 October 2022 and 14 August 2025.

BHP Group Limited

ACN 004 028 077

2065089566	BHP Group Limited Global Employee Share Plan

Contents

  Table of contents

1	Definitions and interpretation		3

	1.1	Definitions	3
	1.2	Interpretation	5

2	Invitation and application		6

	2.1	Invitation	6
	2.2	Eligibility	6
	2.3	Price of Shares	6
	2.4	Application and Acceptance	7
	2.5	Personal nature	7

3	Acquired Shares		7

	3.1	Acquired Shares	7
	3.2	Advice to Participants	7
	3.3	Shareholder entitlements – Acquired Shares	7
	3.4	Entitlements – Acquired Units	8
	3.5	Transaction costs	8
	3.6	Listing	8

4	Restriction on purchase and disposal of Shares		8

	4.1	Restriction period and other conditions	8
	4.2	Enforcement of restriction period	8

5	Matched Shares		9
	5.1	Matching Conditions	9
	5.2	Qualification Period	9

6	Cessation of employment		9

	6.1	Acquired Shares	9
	6.2	Matched Shares before satisfaction of Matching Conditions	9
	6.3	Matched Shares after satisfaction of Matching Conditions	10
	6.4	Cash settlement	10

7	Corporate actions		10

	7.1	Reconstructions	10
	7.2	Takeovers	10
	7.3	Mergers	10
	7.4	Divestment of material business or subsidiary	11

8	Administration of the Plan		11

	8.1	Board powers	11
	8.2	Legal and administrative constraints and Sub-Plans	11
	8.3	Limitation on amendments	12
	8.4	Board’s Discretion	12

9	Issue limitations		13

	9.1	10% in 10 years	13
	9.2	5% in 3 years	13
	9.3	Exclusions	13

2065089566.1	BHP Group Limited Global Employee Share Plan	Contents 1

Contents

10	No compensation or damages		13

	10.1	Terms of employment not affected	13
	10.2	No right to compensation	13

11	Funding of purchase of shares		13

12	Withholding		14

13	Notices		14

14	Data Protection		15

15	Custody arrangements		16

16	Error in Allocation		16

17	Fraud or dishonesty		17

18	Misleading statements and omissions		17

	18.1	Additional disclosure given offers for monetary consideration	17
	18.2	Misleading Statements and Omissions	18
	18.3	Liability	18
	18.4	Limitation of Liability	18

19	Governing law		19

	Herbert Smith Freehills owns the copyright in this document and using it without permission is strictly prohibited.

2065089566	BHP Group Limited Global Employee Share Plan	Contents 2

Global Employee Share Plan Rules

The purpose of the Plan is to offer Employees of Group Companies the opportunity to acquire shares in the Company. It is part of a global equity plan being offered by BHP Group Limited to their employees.

It is intended that employees will acquire a number of shares in the Company that will, after being held for a specified period, entitle continuing employees to receive additional shares in the Company for no further consideration.

1	Definitions and interpretation

1.1	Definitions

In these rules:

Term	Meaning

Acquired Share	a Share purchased by or on behalf of a Participant or, where applicable, an Acquired Unit

Acquired Unit	an entitlement to a cash payment that is equal to the value of a Share, purchased by or on behalf of a Participant.

ADS	an American Depository Share representing a beneficial interest in two fully paid ordinary shares in the capital of the Company

Allocation Date	the date on which a Participant is allocated Matched Shares under the Plan

Board	the board of directors of the Company or any committee of the board or a person or body to which the board has delegated its powers, or some of its powers, for the purposes of the Plan

Company	BHP Group Limited ACN 004 028 077

Employee	an employee of any Group Company, other than a non-executive director of the Company, who the Board, in its discretion, determines to be eligible to participate in the Plan

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Term	Meaning

Exchange	the home exchange on which Shares are listed, as determined by the Board for the purposes of the Plan

Good Leaver	a person who ceases employment with the group in circumstances approved by the Board for the purposes of the Plan which may, without limiting the discretion of the Board, include death, total and permanent disability, genuine retirement or bona fide redundancy as determined by the Board in its absolute discretion

Group Company	the Company, its Subsidiaries and any other entity declared by the Board to be a member of the group for the purposes of the Plan

Listing Rules	the official Listing Rules of the Exchange as they apply to the Company from time to time

Matching Conditions	the conditions set out in the invitation or otherwise determined by the Board from time to time, including retaining some or all Acquired Shares for the Qualification Period, which a Participant must satisfy to be entitled to receive Matched Shares

Matched Share	a Share to which a Participant becomes entitled pursuant to rule 5.1 upon satisfaction of the Matching Conditions or, where applicable, a Matched Unit

Matched Unit	an entitlement to a cash payment that is equal to the value of a Share, which a Participant becomes entitled to pursuant to rule 5.1 upon satisfaction of the Matching Conditions

Participant	an Employee whose application to purchase Acquired Shares and participate in the Plan has been accepted by the Board

Plan	the BHP Group Global Employee Share Plan as set out in these rules, subject to any amendments or additions made under rule 8

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Term	Meaning

Prohibited Period	has the meaning given under the Securities Dealing Policy

Retirement	Permanently leaving the workforce

Qualification Period	the period prescribed by the Board in accordance with rule 5.2(a)

Securities Dealing Policy	the Company’s Securities Dealing Group level document as amended from time to time, and any successor to that document

Share	a fully paid ordinary share in the capital of the Company or, where applicable, an ADS

Subsidiary	has the meaning given in section 9 of the Corporations Act

1.2	Interpretation

In these rules, the following apply unless a contrary intention appears:

(a)	headings are for convenience only and do not affect the interpretation of these rules unless the context requires otherwise;

(b)

any reference in these rules to any enactment or the Listing Rules includes a reference to that enactment or those Listing Rules as from time to time amended, consolidated, re-enacted or replaced and to all regulations or instruments issued under it;

(c)	any words denoting the singular include the plural and words denoting the plural include the singular;

(d)	any words denoting one gender include the other gender;

(e)	where any word or phrase is given a definite meaning in these rules, any part of speech or other grammatical form of that word or phrase has a corresponding meaning;

(f)	if a defined term has a meaning given under the act of the jurisdiction pursuant to which the Company is registered, that meaning applies for the purposes of these rules;

(g)	a reference to a power, right or discretion being exercisable by the Board is taken to be a reference to that power, right or discretion being exercisable by a delegate of the Board;

(h)	a reference to Acquired Shares being purchased includes a reference to those shares being acquired by subscription or allocated under these rules; and

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(i)

a reference to Acquired Shares being purchased by a Participant includes a reference to the acquisition, procurement or purchase of those shares by the Company or another person on behalf of or for a Participant.

2	Invitation and application

2.1	Invitation

(a)	The Board may, from time to time, at its discretion, make invitations to Employees to participate in the Plan.

(b)	An invitation may be upon the terms and subject to any restrictions that the Board decides.

(c)	Without in any way limiting the Board’s discretion an invitation should provide the following information:

(1)	the maximum value of Acquired Shares that an Employee may purchase under the Plan (not exceeding US$10,000 per annum);

(2)	the method of determining the price (if any) at which Acquired Shares will be offered;

(3)	the Qualification Period;

(4)	the Matching Conditions;

(5)	the maximum ratio of Matched Shares to Acquired Shares that may be awarded to a Participant (not exceeding 1:1);

(6)	the final date for receipt of applications; and

(7)	any other specific terms and conditions which apply to the invitation, the Acquired Shares or the Matched Shares.

(d)	An invitation will not be invalid if it does not contain any of the information set out in rule 2.1(c).

(e)

The Board may, at its discretion, make invitations to Employees under the Plan in relation to ADSs (rather than Shares), or Acquired Units and Matched Units (rather than Acquired Shares and Matched Shares) and these rules will apply accordingly.

(f)	Offers made under the Plan in Australia are made under Division 1A of Part 7.12 of the Corporations Act 2001 (Cth).

2.2	Eligibility

An Employee is only eligible to apply to participate in the Plan and purchase Acquired Shares under the Plan if he or she has satisfied criteria that the Board from time to time decides. The Board retains an absolute discretion to determine that an Employee is not eligible to participate in the Plan even if the Employee otherwise satisfies the criteria set by the Board from time to time.

2.3	Price of Shares

The Board may determine the price (if any) at which Shares will be offered for purchase to an eligible Employee.

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2.4	Application and Acceptance

(a)	An application to participate in the Plan must be made in accordance with the instructions which accompany the invitation or in any other way the Board decides.

(b)	The Board may accept or reject any application in its discretion.

(c)	If a person ceases to satisfy the eligibility requirements under rule 2.2, that person is no longer entitled to participate in the Plan.

2.5	Personal nature

An Employee may only apply for Acquired Shares to be purchased in his or her own name or on his or her behalf.

3	Acquired Shares

3.1	Acquired Shares

(a)	Shares that are to be purchased by or on behalf of a Participant may be:

(1)	new Shares to be issued by the Company; or

(2)	existing Shares to be purchased whether on the Exchange or otherwise,

as determined by the Board from time to time.

(b)

The Board may at any time determine how Acquired Shares are to be held under the Plan prior to satisfaction of the Matching Conditions. Without limiting the Board’s discretion, the Board may establish a trust for the purposes of the Plan to hold these Acquired Shares.

3.2	Advice to Participants

A Participant who has applied to purchase Acquired Shares under the Plan will be regularly advised of the number of Acquired Shares that have been purchased on his or her behalf and the maximum number of conditional rights to Matched Shares attached to those Acquired Shares.

3.3	Shareholder entitlements – Acquired Shares

Subject to these rules, a Participant is absolutely entitled to each Acquired Share purchased by or on behalf of that Participant and will be entitled to:

(a)	direct the manner in which their Acquired Shares are voted;

(b)	receive all dividends paid or credited on the Acquired Shares;

(c)	participate in any corporate action or capital re-organisation involving the Acquired Shares; and

(d)	sell their Acquired Shares or direct the sale of their Acquired Shares,

from the date the Acquired Shares are purchased by or on behalf of the Participant.

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3.4	Entitlements – Acquired Units

Where a Participant receives Acquired Units (instead of Acquired Shares), the Participant will be entitled to a dividend equivalent payment which shall be paid to the Participant as soon as practicable after a dividend has been paid on a Share but no earlier than the time at which a Participant receiving an Acquired Share receives a dividend for an Acquired Share. The dividend equivalent payment will be equal to the dividend paid on one Share multiplied by the number of Acquired Units and Matched Units held by the Participant.

3.5	Transaction costs

The Company is authorised, but not required, to bear all brokerage, commission, stamp duty or other transaction costs payable in relation to the acquisition of Shares (whether Acquired Shares or Matched Shares) by or on behalf of the Participants under the Plan.

3.6	Listing

Following the issue of any new Shares under this Plan, the Company will, where shares in the same class as the newly issued Shares are quoted on the Exchange, apply to the Exchange for quotation of those Shares no later than the end of the restriction period (if any) applicable to the Shares, unless otherwise required by the Listing Rules.

4	Restriction on purchase and disposal of Shares

4.1	Restriction period and other conditions

(a)

The Board may, in its discretion, determine that a restriction period or other conditions will apply to some or all of the Acquired Shares and/or some or all of the Matched Shares, and may determine the terms and conditions applying to any such restriction period or other conditions.

(b)

If the Board determines a restriction period, a Participant must not dispose of or otherwise deal, or purport to deal, with any Acquired Shares and/or Matched Shares (or entitlement to Matched Shares) which are subject to a restriction period otherwise than in accordance with any process determined by the Board for the withdrawal of Shares from the Plan.

(c)

If the Board determines that no restriction period applies, or does not impose a restriction period, in respect of Acquired Shares and/or Matched Shares (or entitlement to Matched Shares), a Participant may deal with those Shares (or that entitlement) subject to rule 4.1(d) and the Securities Dealing Policy.

(d)	If the Board imposes another condition in accordance with rule 4.1(a), a Participant must satisfy that condition.

4.2	Enforcement of restriction period

The Company may implement any procedure it considers appropriate to restrict a Participant from dealing with any Shares allocated to or on behalf of a Participant for as long as those Shares are subject to a restriction period.

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5	Matched Shares

5.1	Matching Conditions

(a)

Subject to rules 4.1(b) and 4.1(d), upon satisfaction of the Matching Conditions a Participant becomes entitled to Matched Shares in the ratio advised in the invitation pursuant to rule 2.1 for each Acquired Share held at the end of the Qualification Period.

(b)

Unless the Board determines otherwise, a Participant is not legally or beneficially entitled to a Matched Share or Matched Unit prior to satisfaction of the Matching Conditions and will only become entitled to vote, receive dividends and participate in any corporate actions or capital reorganisation affecting the Matched Shares or receive a dividend equivalent payment in respect of a Matched Unit after the Allocation Date.

5.2	Qualification Period

(a)

The Qualification Period means the period prescribed by the Board from time to time during which a Participant must remain employed by a Group Company for the Participant to be eligible to continue to participate in the Plan.

(b)

The Board may (but is not obliged to) extend the last date of the Qualification Period for a Participant if that Participant is prohibited from dealing in Shares pursuant to the Securities Dealing Policy.

6	Cessation of employment

6.1	Acquired Shares

Unless the Board determines otherwise, where a Participant ceases to be an employee of a Group Company:

(a)	the Participant ceases to participate in the Plan and no further Acquired Shares will be purchased for or on behalf of that Participant; and

(b)	any restriction period imposed on any Acquired Shares purchased by or on behalf of the Participant also ceases.

6.2	Matched Shares before satisfaction of Matching Conditions

(a)

Unless the Board determines otherwise, a Participant (other than a Good Leaver) who ceases to be an employee of a Group Company prior to becoming entitled to Matched Shares in accordance with rule 5.1 loses all conditional rights to the Matched Shares.

(b)	The Board may in its absolute discretion determine that a Participant is a Good Leaver and that that Participant is entitled to all or some of the Matched Shares:

(1)	upon the Good Leaver ceasing to be an employee of a Group Company; or

(2)

where the Good Leaver ceases to be an employee of a Group Company during a Prohibited Period and the Board determines that it is appropriate to postpone the date the Participant is allocated the Matched Shares, upon the first day after the end of that Prohibited Period.

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(c)

Without limiting the Board’s discretion, the number of Matched Shares which the Board may allocate to a Good Leaver under rule 6.2(b) will, in general, be determined having regard to the number of months that the Good Leaver has been employed during the Qualification Period.

6.3	Matched Shares after satisfaction of Matching Conditions

Unless the Board determines otherwise, if the terms of issue do not provide for immediate allocation of Matched Shares following satisfaction of the Matching Conditions, then all Matched Shares to which a Participant becomes entitled in accordance with rule 5.1 will be allocated:

(a)	immediately upon that Participant ceasing to be an employee of a Group Company; or

(b)

where that Participant ceases to be an employee of a Group Company during a Prohibited Period and the Board determines that it is appropriate to postpone the date the Participant is allocated the Matched Shares, upon the first day after the end of that Prohibited Period.

6.4	Cash settlement

Notwithstanding any other provision in these rules, the Board retains a discretion to make a cash payment in lieu of allocation of Matched Shares under the Plan (whether on cessation of employment, death, or otherwise), and the Company may sell a Participant’s Acquired Shares and Matched Shares to assist with funding any such cash payment.

7	Corporate actions

7.1	Reconstructions

Subject to the Listing Rules, if the Company reconstructs its capital in any way, Shares acquired under the Plan will be affected in the same way as other Shares.

7.2	Takeovers

In the event of each of:

(a)	an offer being made for the entire or majority of the issued share capital of the Company; and

(b)	such offer for Shares becoming unconditional, the Board may, in its absolute discretion, determine that:

(1)	any restrictions imposed in accordance with rule 4 cease; and

(2)	any Matching Conditions that have not been satisfied as at the relevant time have been satisfied in whole or part.

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7.3	Mergers

If the Company merges with another company or another corporate action (including a scheme of arrangement) is sanctioned by the court or approved by the Company’s shareholders pursuant to which control of the company passes from the then current shareholders of the Company to another person or persons, the Board may, in its discretion, determine that:

(a)	any restrictions imposed in accordance with rule 4 cease; and

(b)	any Matching Conditions that have not been satisfied as at the relevant time have been satisfied in whole or part.

7.4	Divestment of material business or subsidiary

(a)

Where the Company divests a business or subsidiary designated by the Board for the purpose of this rule as “material”, the Board may make special rules that apply to some or all of the Participant’s Acquired Shares and Matched Shares to ensure that the Participant is not materially advantaged or disadvantaged by the divestment.

(b)

Without limiting the Board’s discretion in rule 7.4(a), such rules may include varying the Matching Conditions advised to a Participant, deeming that a Participant remain an employee of the Group for a specific period, and/or resolving any difficulty regarding the treatment of Acquired Shares and/or Matched Shares in respect of the transaction or the distribution or rounding of entitlements.

(c)	As soon as reasonably practicable after making any special rules under this rule 7.4, the Board will give notice in writing of those special rules to any affected Participant.

8	Administration of the Plan

8.1	Board powers

The Board will administer the Plan and may:

(a)	delegate to any person for the period and on the terms it decides the exercise of any of its powers or discretions under the Plan;

(b)	decide on appropriate procedures for administering the Plan, including the form of application and other forms and notices to be issued under the Plan;

(c)

resolve conclusively all questions of fact or interpretation concerning the Plan and these rules and any dispute of any kind that arises under the Plan, including as to the interpretation of the Plan or any restrictions or other conditions relating to any Shares allocated under the Plan, and the decision of the Board is final and binding upon all persons;

(d)	amend, add to or waive all or any of the provisions of the Plan (including this rule), or any restriction or other condition relating to any Shares allocated under the Plan; and

(e)	waive any breach of a provision of the Plan.

8.2	Legal and administrative constraints and Sub-Plans

(a)

Despite any other rule, an Employee may not purchase Acquired Shares or be allocated Matched Shares under the Plan if it appears to the Board that doing so would contravene these rules, the Company’s constitution, the Listing Rules or any law of a jurisdiction in which the person resides or, at the Board’s discretion, would give rise to unreasonable cost or regulatory requirements for the Company.

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(b)

The Board may adopt rules of the Plan applicable in any jurisdiction (Sub-Plans) under which Shares offered under the Plan or the way in which the Plan is operated may be subject to additional or modified terms, having regard to any securities, exchange control or taxation laws or regulations or similar factors which may apply to an Employee or to any Group Company in relation to the Shares or any of the provisions of the Plan.

(c)

Where it is legally or administratively prohibitive or impractical for Employees in particular jurisdictions to purchase Acquired Shares or be allocated Matched Shares under the Plan, the Board may in its absolute discretion elect to implement an alternative plan to ensure Employees located in those jurisdictions are able to participate.

8.3	Limitation on amendments

Subject to these rules, without the consent of the Participant, no amendment may be made to any restriction or other condition relating to any Acquired Shares purchased or Matched Shares to which a Participant becomes entitled under the Plan, which reduces the rights of Participants to those Shares; and

(a)	without the consent of the Company in general meeting no amendment may be made which is to the advantage of Employees in respect of:

(1)	eligibility;

(2)	the maximum value of Acquired Shares that an Employee may purchase under the Plan pursuant to rule 2.1(c)(1);

(3)	the maximum ratio of Matched Shares to Acquired Shares that may be awarded to a Participant under rule 2.1(c)(5);

(4)	the limitation on the number of Shares which may be issued under the Plan pursuant to rule 9;

(5)	the basis for determining the entitlement of a Participant to any Shares; and/or

(6)	the provisions applicable on a variation of capital, other than a minor amendment made primarily to:

(7)	benefit the administration of the Plan;

(8)	take account of a change in legislation; or

(9)	obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Company operating the Plan for its Employees.

8.4	Board’s Discretion

The Board has absolute and unfettered discretion:

(a)	to act or refrain from acting under these rules or concerning the Plan or any Shares allocated under the Plan; and

(b)	in exercising any power or discretion concerning the Plan or any Shares allocated under the Plan.

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9	Issue limitations

9.1	10% in 10 years

The number of Shares which may be issued under the Plan on any day must not exceed 10% of the combined issued ordinary share capital of the Company immediately before that day, when added to the total number of Shares which have been issued in the previous 10 years under the Plan and any other employee share scheme operated by the Company.

9.2	5% in 3 years

The number of Shares which may be issued under the Plan on any day must not exceed 5% of the combined issued ordinary share capital of the Company immediately before that day, when added to the total number of Shares which have been issued in the previous 3 years under the Plan.

9.3	Exclusions

For the avoidance of doubt, where the right to be allocated Matched Shares is released or lapses, the Matched Shares concerned are ignored when calculating the limits in this rule 9.

10	No compensation or damages

10.1	Terms of employment not affected

(a)	The rights and obligations of a Participant under the terms of his or her office, employment or contract with a Group Company are not affected by his or her participation in the Plan.

(b)	These rules do not form part of, and will not be incorporated into, any contract of a Participant (whether or not they are an employee of a Group Company).

10.2	No right to compensation

No Participant has any right to compensation or damages as a result of the termination of his or her office, employment or other contract with a Group Company for any reason (whether lawful or unlawful) in connection with the Participant ceasing to have rights under the Plan as a result of the termination.

11	Funding of purchase of shares

The Board may at any time decide that:

(a)

all, or any, Group Companies should pay specified amounts under the Plan, in respect of Shares to be purchased or allocated under this Plan and that each such Group Company will pay that amount as directed by the Company for this purpose;

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(b)	Participants should pay specified amounts under the Plan as directed by the Company in respect of Shares to be purchased under the Plan; and

(c)	the Company may provide additional benefits for any Participant on such terms as the Board determines.

12	Withholding

(a)	If any Group Company or its representative is obliged, or reasonably believes they have an obligation, as a result of or in connection with:

(1)	the purchase of any Acquired Shares by or on behalf of a Participant;

(2)	the grant, vesting or allocation of any Matched Shares to or on behalf of a Participant; or

(3)	the payment of an amount equivalent to an Acquired Share, Matched Share or dividend payable on an Acquired or Matched Share by, to or on behalf of a Participant,

to account for income tax or employment taxes under any wage, withholding or other arrangements or for any other tax, social security contributions or levy or charge of a similar nature, then that Group Company or its representative is entitled to, at their election:

(4)	withhold such amounts and make such arrangements as it considers necessary; or

(5)	be reimbursed by the Participant, for the amounts so paid or payable.

(b)

Where paragraph (a) applies, a Group Company is not obliged to pay the relevant amount or issue, transfer or allocate the relevant Shares to the Participant unless the Group Company or its representative is satisfied that arrangements have been made for withholding, payment or reimbursement. Those arrangements may include, without limitation, at the Group Company or its representative’s election:

(1)	the Participant foregoing their entitlement to an equivalent number of Shares that would otherwise be issued, transferred or allocated to the Participant;

(2)	a reduction in any amount under rule 12(a)(3) that is otherwise payable to the Participant; or

(3)

the sale, on behalf of the Participant, of Shares issued, transferred or otherwise to be allocated to the Participant and where this happens, the Participant will also reimburse the costs of any such sale (e.g. stamp duty, brokerage, etc.).

(c)

The Board may require any Participant, as a condition of the allocation of any Matched Shares, to enter into an agreement transferring any liability of any Group Company to social security contributions in respect of those shares or options.

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13	Notices

(a)	A notice or other communication under or concerning the Plan is validly given:

(1)

by the Company to an Employee, if delivered personally to the addressee or sent by prepaid post to his or her last known residential address, or sent to him or her by facsimile or email at his or her place of work or posted on an electronic noticeboard maintained by the Company and accessible by the Employee; and

(2)	by an Employee to the Company if delivered or sent by prepaid post addressed to the company secretary of the Company at the Company’s registered office (or any other address the Board specifies).

(b)	A notice or other communication sent by post will be treated as received 48 hours after it was posted.

14	Data Protection

(a)

From time to time the personal data of a Participant will be collected, used, stored, transferred and otherwise processed in order to allow the Company and any other relevant Group Company to incentivise their officers and employees and to operate and administer the Plan and to fulfil its or their obligations to the Participant under the Plan, and for other purposes relating to or which may become related to the Participant’s office or employment, the operation of the Plan or the business of the Group Companies or to comply with legal obligations. Such processing will principally be for, but will not be limited to, personnel, administrative, financial, regulatory or payroll purposes as well as for the purposes of introducing and administering the Plan.

(b)	The personal data to be processed as referred to in this rule 14 may be disclosed or transferred to, and/or processed by:

(1)	any professional advisors of any Group Company;

(2)	any revenue, regulatory or governmental authorities;

(3)

a trustee of an employee benefit trust established for the benefit of directors and/or employees of any Group Company; any registrars, brokers, payroll providers or other third party administrators (or similar) appointed in connection with any employee share or incentive plans operated by any Group Company; or any other person appointed (whether by the Participant or any Group Company) to act as nominee or custodian on behalf of (or provide a similar service to) the Participant;

(4)

subject to appropriate confidentiality undertakings, any prospective purchasers of, and/or any person who obtains control of or acquires, the Company or the whole or part of the business of the Group Companies; or

(5)	any Group Company and officers, employees or agents of such Group Company.

(c)

To the extent that the processing of the personal data of a Participant is not subject to EU Regulation 2016/679 (EU GDPR), the UK General Data Protection Regulation (UK GDPR) or the UK Data Protection Act 2018, each Participant consents to the holding and processing of personal data as referred to in this rule 14.

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(d)

Rule 14(c) shall not apply in respect of any Participant the processing of whose personal data is subject to EU GDPR, UK GDPR or the UK Data Protection Act 2018, and the legal grounds for the processing of the personal data of such Participant will (depending on the nature and purpose of any specific instance of processing) be one of:

(1)	such processing being necessary for the purposes of the legitimate interests of the Company and each other Group Company in incentivising their officers and employees and operating the Plan;

(2)	such processing being necessary for the purposes of any relevant data controller in respect of such personal data complying with its legal obligations; and

(3)	such processing being necessary for the performance of the contractual obligations arising under the Plan.

The collection and processing of such personal data for such purposes is a contractual requirement of participation in the Plan. Details in relation to the processing of such personal data referred to in this rule 14(d), and of the Participant’s rights in connection with such processing, are available in the Global Employee Privacy Notice (or any similar provisions of any employee privacy policy or employee handbook) operated from time to time by any Group Company in respect of such Participant, and any such Participant may obtain such notice or policy from their employing company. In this rule 14(d), ‘personal data’ and ‘data controller’ each have the meaning given in EU GDPR or UK GDPR as appropriate.

15	Custody arrangements

(a)

Legal title to any Shares which are due to be transferred to the Participant pursuant to the Plan may (notwithstanding any other rule) be transferred to a person (the ‘Custodian’) appointed by the Company from time to time to hold legal title to such Shares on behalf of the Participant.

(b)

The Custodian will receive and hold Shares on behalf of the Participant in accordance with such terms and conditions as are agreed by the Company from time to time, and by participating in the Plan the Participant irrevocably agrees to those terms and conditions (which will be made available to the Participant on request to the Company).

(c)

The transfer of any Shares to the Custodian will satisfy any obligation of the Company under the Plan to transfer Shares to the Participant (and references in the Plan to Shares (or legal title thereof) having been transferred to the Participant will be read accordingly).

16	Error in Allocation

(a)

If any Share is provided under these rules in error or by mistake to a person (Mistaken Recipient) who is not the intended recipient, the Mistaken Recipient will have no right or interest, and will be taken never to have had any right or interest in, that Share and the Share will immediately be forfeited.

(b)

If any Share is provided under these rules in error or by mistake in excess of the number of Shares that should have been provided to a person (Mistaken Recipient), the Mistaken Recipient will have no right or interest in the Share and the Share will immediately be forfeited.

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(c)

If any cash payment is paid under these Rules in error or by mistake to a person who is not the intended recipient (Mistaken Recipient), the Mistaken Recipient will have no right to retain that cash payment and the Company may take whatever steps it deems necessary to seek repayment of that cash payment as a debt.

17	Fraud or dishonesty

(a)

In the case of Matched Shares allocated to a Participant under the Plan, if in the opinion of the Board a Participant acts fraudulently or dishonestly or is in material breach of his or her obligations to any Group Entity, the Board may at its discretion deem the Participant to have forfeited any right or interest in the Matched Shares or any other entitlements under the Plan in relation to those Matched Shares.

(b)	If Matched Shares are forfeited under this rule 17, the Board is irrevocably authorised by the Participant:

(1)

to execute on behalf of and in the name of that Participant as transferor and any person nominated by the Board as transferee a transfer in registerable form of all Matched Shares allocated to the Participant that have been forfeited; and

(2)	to deliver the transfer with any necessary title documents to the Company to register.

(c)	The Board is not obliged to exercise these powers under this rule 17 within any time limit. The proceeds of sale will be forfeited by the relevant Participant.

18	Misleading statements and omissions

The provisions of this rule 18 apply only where an offer under this Plan is received in Australia.

18.1	Additional disclosure given offers for monetary consideration

(a)

The terms of an offer, comprising these Rules, the offer made under rule 2 and any supporting information (collectively in this rule 18 the ‘Offer Documents’), must comply with any applicable disclosure obligations under Division 1A of Part 7.12 of the Corporations Act as amended from time to time.

(b)	In addition to obligations on the Company, these provisions include certain obligations on:

(1)	each Director;

(2)	each person named, with their consent, in the Offer Documents as a proposed Director;

(3)

in the case of a misleading or deceptive statement or omission — a person named, with their consent, in the Offer Documents as having made the misleading or deceptive statement, or a statement on which the misleading or deceptive statement is based,

(each in this rule 18 a ‘Relevant Person’.)

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18.2	Misleading Statements and Omissions

(a)	The Offer Documents must not include a misleading or deceptive statement and must not omit any information that would result in the Offer Documents being misleading or deceptive.

(b)

The Company must provide the Participant with an updated offer document as soon as practicable after becoming aware during the application period stated in the Offer Document that an Offer Document provided to a Participant has become out of date, or is otherwise not correct, in a material respect.

(c)	A Relevant Person must notify the Company in writing as soon as practicable if, during the application period stated in the Offer Documents, the Relevant Person becomes aware that:

(1)	a material statement in the Offer Documents is misleading or deceptive;

(2)	information was omitted from any of the Offer Documents that has resulted in one or more of the Offer Documents being misleading or deceptive; or

(3)	a new circumstance has arisen during the application period which means the Offer Documents are out of date, or otherwise not correct, in a material respect.

18.3	Liability

Subject to rule 18.4 (Limitation of Liability), the Company and Directors acknowledge that a Participant who suffers loss or damage because of a contravention of rule 18.2 (Misleading Statements and Omissions), may recover the amount of the loss or damage from:

(a)	in the case of a contravention of rule 18.2(a) or rule 18.2(b):

(1)	the Company;

(2)	each Director;

(3)	each person named, with their consent, in the Offer Documents as a proposed Director;

(b)

in the case of a contravention of rule 18.2(a) — a person named, with their consent, in the Offer Documents as having made the misleading or deceptive statement, or a statement on which the misleading or deceptive statement is based; and

(c)	in the case of a contravention or rule 18.2(c) — the Relevant Person.

18.4	Limitation of Liability

The Company or a Relevant Person is not liable for any loss or damage suffered by a Participant because of a contravention of rule 18.2 (Misleading Statements and Omissions), if:

(a)

the Company or the Relevant Person made all inquiries (if any) that were reasonable in the circumstances and, after doing so, believed on reasonable grounds that the statement was not misleading or deceptive;

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(b)	the Company or the Relevant Person did not know that the statement was misleading or deceptive;

(c)

the Company placed reasonable reliance on information given to the Company by someone other than a director, employee or agent of the Company, or the Relevant Person placed reasonable reliance on information given to the Relevant Person by someone other than an employee or agent of the Relevant Person;

(d)	the Relevant Person referred to in rule 18.3(a)(3) or rule 18.3(b) proves that they publicly withdrew their consent to being named in the Offer Documents in that way; or

(e)	the contravention arose because of a new circumstance that arose since the Offer Document was prepared and the Company or the Relevant Person proves that they were not aware of the matter.

19	Governing law

The Plan is governed by the laws of Victoria and the Commonwealth of Australia.

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